SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2009

Nu Horizons Electronics Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8798	11-2621097
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

(631) 396-5000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 14, 2009, Nu Horizons Electronics Corp. (the “Company”) and Kurt Freudenberg, the Company’s Executive Vice President – Finance and Chief Financial Officer, agreed to amend Mr. Freudenberg’s compensation arrangement.  Pursuant to such compensation arrangement, which was approved by the Compensation Committee of the Company’s Board of Directors, Mr. Freudenberg’s base salary was increased to the rate of $360,000 per annum effective as of the date of that agreement. However, Mr. Freudenberg will be paid at the rate of $324,000 per annum until such time as the Company returns to profitability, among other factors, pursuant to the Company’s previously announced cost-saving measures which implemented a ten percent reduction in compensation paid to the majority of the Company’s employees, including its executive officers. The Compensation Committee determined to increase the rate of base compensation payable to Mr. Freudenberg taking into account the base salary and guaranteed minimum bonus paid to Mr. Freudenberg for the fiscal year ended February 28, 2009, which results in a base salary at approximately the amended level.  In connection with its evaluation of Mr. Freudenberg’s compensation arrangement, the Compensation Committee also determined that it is advisable to eliminate any bonus program for the Company’s executive officers until such time as the Company reports a profit, except to the extent that payment of a bonus is otherwise required by the terms of an executive’s employment agreement. On September 21, 2009, Compensation Committee of the Company’s Board of Directors determined that the increase of Mr. Freudenberg’s base salary to the rate of $324,000 should be made retroactive, effective as of March 1, 2009, the beginning of the Company’s current fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nu Horizons Electronics Corp.
(Registrant)

Date: September 23, 2009	By:	/s/ Kurt Freudenberg
		Name:	Kurt Freudenberg
		Title:	Executive Vice President – Finance, Chief Financial Officer